                                                                     EXHIBIT 8.1


            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]


                                                         May 19, 1997

First USA, Inc.
1601 Elm Street
Dallas, Texas 75201

First USA Capital Trust I
1601 Elm Street
Dallas, Texas 75201




                                       Re: Registration Statement on Form S-4
                                           Registration No. 333-26669
                                           ---------------------------------

Ladies and Gentlemen:

          We have acted as counsel for First USA, Inc., a Delaware corporation (the "Company"), and First USA Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the above-captioned registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for the purpose of (i) registering (a) the guarantee by the Company of 200,000 of the Trust's 9.33% Series B Capital Securities, liquidation amount of $1,000 per capital security (the "Exchange Capital Securities") with respect to distributions and payments upon liquidation, redemption and otherwise (the "Exchange Guarantee"), (b) $200,000,000 principal amount of 9.33% Series B Junior Subordinated Deferrable Interest Debentures due January 15, 2027 (the "Exchange Junior Subordinated Debt Securities") to be issued by the Company and
(c) an aggregate of 200,000 Exchange Capital Securities (liquidation amount of $1,000 per security) of the Trust, and (ii) exchanging (a) such Exchange Guarantee for the previously issued guarantee, (b) such Exchange Junior Subordinated Debt Securities for the previously issued junior subordinated debt securities and (c) such Exchange Capital Securities for the previously issued capital securities

First USA, Inc.
First USA Capital Trust I
May 19, 1997
Page 2


(the "Old Capital Securities", and together with the Exchange Capital Securities, the "Capital Securities").

          We hereby confirm that, although the discussion set forth under the heading "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities, in our opinion, based upon current law, such discussion constitutes in all material respects a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities by a holder which purchased Old Capital Securities upon initial issuance. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

          Except as set forth above, we express no other opinion. This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                     Very truly yours,

                                     /s/ Skadden, Arps, Slate,
                                         Meagher & Flom LLP